Exhibit 99.1

LifeVantage Announces Strong First Quarter Fiscal Year 2013 Results

First Quarter Net Revenue Increases 163% Over Prior Year Period to $52.9 Million

First Quarter Operating Income Improves to $6.9 Million

Company Reiterates Full Year Fiscal 2013 Revenue, Operating Margin, and Earnings Per Share Guidance

Expands Japanese Operations with Opening of Tokyo Office

Salt Lake City, UT, November 8, 2012, LifeVantage Corporation (NASDAQ: LFVN), a company dedicated to helping people achieve healthy living through a combination of a compelling business opportunity and scientifically validated products, including its patented dietary supplement Protandim®, the Nrf2 Synergizer®, today reported financial results for the first quarter ended September 30, 2012.

Fiscal 2013 First Quarter Highlights Compared to the Same Period Last Year Include:

•	Net revenue increased 163% to $52.9 million;

•	Operating income grew 101% to $6.9 million; and

•	Net income increased to $4.2 million or $0.03 per diluted share.

Douglas C. Robinson, President and Chief Executive Officer of LifeVantage, stated, “We are pleased with our strong start to fiscal 2013. We built off our momentum from last fiscal year and once again delivered solid top and bottom line growth on a year-over-year basis. Demand for and interest in our scientifically validated products continues to attract an increasing number of independent distributors and preferred customers. As a result of our first quarter performance and outlook for the remainder of the year, we are reiterating our previously issued guidance range.”

Mr. Robinson continued, “With our record growth last year and projections for another record year in fiscal 2013, we plan to continue investing in our business to ensure that we have the proper foundation in place for healthy, long-term growth that is sustainable for many years. As an example, we recently invested in our international operations with the grand opening of our new Tokyo office, which we believe will enable us to further expand our presence in the Japanese market. In addition, we are exploring the opportunity to enter Hong Kong. We also are investing in our core United States operations in areas such as personnel, including our recently announced appointment of Dr. Darlene Walley as our new Chief Science Officer. Dr. Walley will oversee our research and development efforts as we look to expand our offering of scientifically validated, research-backed products. While the financial impact of these and other infrastructure investments will cause some fluctuation in our operating margins during the year, we remain confident that we will achieve our annual operating margin target and generate strong profitability in fiscal 2013.”

Mr. Robinson concluded, “We are very pleased with the overall strength of our business which enabled us to list our common stock on the NASDAQ Capital Market. This had been a goal of ours, and we are very proud to have completed this important step toward achieving long-term shareholder value for our company.”

Fiscal 2013 First Quarter Results

For the fiscal quarter ended September 30, 2012, the Company reported record net revenue of $52.9 million, compared to $20.1 million for the same period in fiscal 2012, an increase of 163%. On a sequential quarter basis, net revenue increased 19% from the $44.6 million reported for the Company’s 2012 fourth fiscal quarter ended June 30, 2012.

The year-over-year sales increase was driven by significant increases in the number of both active independent distributors and active preferred customers. The Company defines an active independent distributor as an independent distributor who has, in the prior three months, purchased product for retail or personal consumption. The number of active independent distributors increased to approximately 54,000 as of September 30, 2012, compared to approximately 22,000 active independent distributors as of September 30, 2011. Active preferred customers are defined as those customers who have purchased product in the prior three months at wholesale price on a monthly auto-ship basis for personal consumption, without the intent to resell. The number of active preferred customers increased to approximately 137,000 as of September 30, 2012, compared to approximately 50,000 active preferred customers as of September 30, 2011.

Gross profit for the first fiscal quarter ended September 30, 2012 increased to $45.1 million, compared to $17.1 million for the same period last year, delivering a gross margin of 85.2%, compared to 85.3% in the prior year period.

Operating expenses for the first quarter of fiscal year 2013 increased to $38.1 million, or 72.2% of revenue, from $13.7 million, or 68.2% of revenue, for the prior year period. On a sequential quarter basis, operating expenses as a percentage of revenue increased slightly from 69.1% in the fourth fiscal quarter of 2012. The increase in the amount of operating expenses is due primarily to increased sales commissions which are a direct result of the Company’s higher sales volume, as well as the Company’s previously announced commitment to invest responsibly in infrastructure and resources in order to prepare for healthy, future growth. These investments include additional personnel and office expansions in the U.S. and Japan as well as spending on sales promotions.

Operating income improved to $6.9 million for the first fiscal quarter, compared to $3.4 million in the same period last year. On a sequential basis, operating income declined slightly from $7.3 million in the fourth quarter of fiscal year 2012. This was the Company’s ninth consecutive quarter of achieving operating income. Operating income margin was 13.1% in the first fiscal quarter, compared to 17.1% in the same period last year and 16.4% in the fourth fiscal quarter of 2012. The Company expects its operating income margin to increase in the coming quarters.

Net Income for the first quarter of fiscal year 2013 was $4.2 million, or $0.03 per diluted share, compared to net income in the first quarter of fiscal year 2012 of $3.7 million, or $0.02 per diluted share.

Balance Sheet & Liquidity

The Company’s cash balance at September 30, 2012 was $25.2 million, compared to $24.6 million at the end of fiscal 2012. The Company generated $0.9 million of cash flow from operations for the first quarter of fiscal year 2013, compared to $3.3 million for the same period last year. The Company’s cash flow from operations in the first quarter of fiscal 2013 was impacted by increased spending in infrastructure including prepaid lease expenses associated with the new office space in Japan, higher inventory levels to support sales growth, and increased income tax payments. The Company’s cash balance was also affected by approximately $1.6 million in capital purchases during the first fiscal quarter. Stockholders’ Equity increased to $34.1 million as of September 30, 2012 compared to $28.3 million as of June 30, 2012.

Dave Colbert, the Company’s Chief Financial Officer, commented, “We are very pleased with our overall financial position. Our strong cash balance provides us the financial flexibility to make strategic investments in our business to support all of our key growth platforms and continue improving our infrastructure.”

Fiscal Year 2013 Guidance

The Company anticipates continued strong growth in fiscal 2013 and is reiterating its previously issued guidance. LifeVantage expects to generate revenue for fiscal 2013 in the range of $250 million to $260 million. The Company expects to generate operating income in the range of $34.5 million to $38.2 million, and an operating margin of 13.8% to 14.7%. The Company expects to generate earnings per diluted share in the range of $0.18 to $0.20, based on estimated weighted average diluted shares outstanding of 129 million.

NASDAQ Capital Market Listing

On September 12, 2012, the Company’s common stock began trading on the NASDAQ Capital Market. Previously, the Company’s common stock traded on the OTC BB.

Conference Call Information

The Company will hold an investor conference call today at 2:30 p.m. Mountain time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (800) 378-1475 from the U.S. International callers can dial (719) 325-2297. A telephone replay will be available approximately two hours after the call concludes and will be available through Saturday, November 10, 2012, by dialing (877) 870-5176 from the U.S. and entering confirmation code 1384523, or (858) 384-5517 from international locations, and entering confirmation code 1384523.

There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at http://investor.lifevantage.com/events.cfm. The webcast will be archived for approximately one year.

About LifeVantage Corporation

LifeVantage Corporation (NASDAQ: LFVN), a leader in Nrf2 science and the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, is a science based nutraceutical company. LifeVantage is dedicated to visionary science that looks to transform wellness and anti-aging internally and externally with products that dramatically reduce oxidative stress at the cellular level. The Company was founded in 2003 and is headquartered in Salt Lake City, UT.

Forward Looking Statements

This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “look forward to” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding anticipated product expansion, international expansion, our revenue, operating profitability, cash flow from operations and future investment and growth. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the Company’s inability to successfully expand our operations in existing and other markets and thereafter manage our growth; the Company’s ability to retain independent distributors or to attract new independent distributors on an ongoing basis; the Company’s ability to expand its product offerings; violations of law or our procedures by the Company’s independent distributors; the potential for third-party and governmental actions involving the Company’s network marketing efforts; the potential for product liability claims against the Company; the risk that government regulators and regulations could adversely affect the Company’s business; future laws or regulations may hinder or prohibit the production or sale of the Company’s existing product and any future products; unfavorable publicity could materially hurt the Company’s business; the Company’s ability to access raw materials for its Products as it grows; and the Company’s ability to protect its intellectual property rights and the value of its product. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-K and its Quarterly Report on Form 10-Q under the caption “Risk Factors,” and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

Investor Relations Contact:

Cindy England (801) 432-9036

Director of Investor Relations

-or-

John Mills (310) 954-1105

Senior Managing Director, ICR, LLC

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share data)	As of,
ASSETS	September 30, 2012	June 30, 2012
Current assets
Cash and cash equivalents	$25,178	$24,648
Accounts receivable	230	333
Inventory	13,066	11,353
Current deferred income tax asset	1,244	1,244
Prepaid expenses and deposits	2,029	1,250

Total current assets	41,747	38,828
Long-term assets
Property and equipment, net	3,360	1,997
Intangible assets, net	1,848	1,882
Long-term deferred income tax asset	1,479	1,479
Deposits	1,587	342

TOTAL ASSETS	$50,021	$44,528

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,424	$3,615
Commissions payable	6,521	5,631
Reserve for sales returns	611	863
Accrued bonuses	750	2,287
Income tax payable	465	546
Other accrued expenses	4,540	2,932
Customer deposits	186	154

Total current liabilities	15,497	16,028
Long-term liabilities
Deferred rent	405	217

Total liabilities	15,902	16,245

Commitments and contingencies
Stockholders’ equity
Preferred stock - par value $0.001, 50,000 shares authorized; no shares issued or outstanding	—	—

Common stock - par value $0.001, 250,000 shares authorized; 112,848 and 110,174 issued and outstanding as of September 30, 2012 and June 30, 2012, respectively	114	111
Additional paid-in capital	106,827	105,154
Accumulated deficit	(72,796)	(76,961)
Accumulated other comprehensive loss	(26)	(21)

Total stockholders’ equity	34,119	28,283

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$50,021	$44,528

The Notes included in Form 10-Q for the period ended September 30, 2012 are an integral part of these condensed consolidated statements.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	For the three months ended September 30,
	2012	2011
(In thousands, except per share data)
Sales, net	$52,859	$20,083
Cost of sales	7,807	2,957

Gross profit	45,052	17,126

Operating expenses:
Sales and marketing	29,540	10,543
General and administrative	7,853	2,839
Research and development	514	234
Depreciation and amortization	238	80

Total operating expenses	38,145	13,696

Operating income	6,907	3,430

Other income (expense):
Other expense	(41)	(39)
Change in fair value of derivative warrant liabilities	—	805

Total other income (expense)	(41)	766

Net income before income taxes	6,866	4,196
Income tax expense	(2,701)	(472)

Net income	$4,165	$3,724

Net income per share, basic	$0.04	$0.04

Net income per share, diluted	$0.03	$0.02

Weighted average shares, basic	110,867	98,955
Weighted average shares, diluted	125,781	121,959

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(5)	84

Other comprehensive income (loss)	$(5)	$84

Comprehensive income	$4,160	$3,808

The Notes included in Form 10-Q for the period ended September 30, 2012 are an integral part of these condensed consolidated statements.